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                                                                    Exhibit 3.06

                            ARTICLES OF INCORPORATION
                                       OF
                       BENEFIT TRANSNATIONAL HOLDING CORP.

         The undersigned, being of the age of eighteen years or more, does hereby make, acknowledge and submit these Articles of Incorporation for the purpose of forming a business corporation under and by virtue of the laws of the State of North Carolina:

         1.       The name of the corporation is BENEFIT TRANSNATIONAL HOLDING
CORP.

         2. The corporation shall have authority to issue One Hundred Thousand (100,000) shares of common stock with a par value of One Dollar ($1.00) per share.

         3. The address of the initial registered office of the corporation in the State of North Carolina is 4709 Creekstone Drive, Riverburch Building, Suite 300, Morrisville, Wake County, North Carolina 27560, and the name of its initial registered agent at such address is Dennis B. Gillings, Ph.D.

         4. The name and address of the incorporator is Gerald F. Roach, 2500 First Union Capitol Center, Raleigh, Wake County, North Carolina 27601.

         5. The number of directors constituting the initial board of directors shall be two (2), and the names and addresses of the persons who are to serve as directors until the first meeting of shareholders, or until their successors are elected and qualified, are:

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
       NAME                                ADDRESS
       ----                                -------
Dennis B. Gillings, Ph.D.          4709 Creekstone Drive
                                   Riverburch Building, Suite 300
                                   Morrisville, North Carolina 27560

Gregory D. Porter                  4709 Creekstone Drive
                                   Riverburch Building, Suite 300
                                   Morrisville, North Carolina 27560

         6. A director of the corporation shall not be personally liable to the corporation or otherwise for monetary damages for breach of any duty as a director, except for liability with respect to (i) acts or omissions that the director at the time of such breach knew or believed were clearly in conflict with the best interests of the corporation; (ii) any liability under N.C.Gen.Stat. Section 55-8-33; or (iii) any transaction from which the director derived an improper personal benefit. If the North Carolina Business Corporation Act is amended to authorize corporate action for further eliminating or limiting personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the North Carolina Business Corporation Act, as so amended.

                  Any repeal or modification of the foregoing paragraph shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

         7. The provisions of Article 9 and Article 9A of the North Carolina Business Corporation Act, entitled "The North Carolina

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Shareholder Protection Act" and "The North Carolina Control Share Acquisition
Act," respectively, shall not be applicable to the corporation.

         IN WITNESS WHEREOF, I have hereunto set my hand this 2nd day of June, 1995.

                                                 /s/ Gerald F. Roach
                                 -----------------------------------------------
                                        Gerald F. Roach, Incorporator

                                        Smith, Anderson, Blount, Dorsett,
                                             Mitchell & Jernigan, L.L.P.
                                        2500 First Union Capitol Center
                                        Raleigh, North Carolina 27601

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